LIGGETT,
VOGT &
WEBB P.A.
CERTIFIED PUBLIC ACCOUNTANTS

432 Park Avenue South, 10th Floor
New York, NY 10016 / (212) 481-3490

1500 Gateway Boulevard, Suite 202
Boynton Beach, FL 33426 / (561) 752-1721

September 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 29, 2015 of Mercari Communications Group, Inc. and are in agreement with the statements contained first, second and third sentences with regards to the dismissal of Liggett, Vogt & Webb, P.A. of the first paragraph, the second and fourth paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Liggett, Vogt & Webb, P.A.

/s/ Liggett, Vogt & Webb, P.A.
Certified Public Accountants